    As filed with the Securities and Exchange Commission on November 10, 1998

                                            Registration Statement No. 333-62171


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             ----------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                           THE LEARNING COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                             ----------------------

            DELAWARE                                    94-2562108
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                              ONE ATHENAEUM STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 494-1200
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)

                             ----------------------

                                 NEAL S. WINNEG
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           THE LEARNING COMPANY, INC.
                              ONE ATHENAEUM STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 494-1200
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / 333-_______.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / 333-__________.


      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

          -------------------------------------------------------------

      THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                 SUBJECT TO COMPLETION, DATED NOVEMBER 10, 1998



PROSPECTUS

                           THE LEARNING COMPANY, INC.


                        1,641,138 SHARES OF COMMON STOCK

                              ---------------------

      This prospectus covers the offer and sale (the "Offering") of 1,641,138 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of The Learning Company, Inc. (the "Company"). The Shares may be offered and sold from time to time for the account of North Coast Entertainment, Inc., a Michigan corporation, a stockholder of the Company ("North Coast" or the "Selling Stockholder"). See "The Selling Stockholder." The Shares were issued to the Selling Stockholder in connection with the acquisition by the Company of Sofsource, Inc., a Michigan corporation ("Sofsource"), as of July 4, 1998. See "The Acquisition."

      The Company will generally not receive any of the proceeds from the sale of the Shares covered by this Prospectus, except that net proceeds received by the Selling Stockholder in excess of the Adjusted Purchase Price (as defined herein under "Use of Proceeds"), if any, shall be paid to the Company. The Company will bear all expenses incurred in effecting the registration of the Shares held by the Selling Stockholder covered by this Prospectus, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company and fees and expenses of accountants for the Company, but excluding any brokerage fees, selling commissions or underwriting discounts incurred by the Selling Stockholder in connection with the sale of the Shares and fees and expenses of any counsel for the Selling Stockholder.

      The Shares covered by this Prospectus may be sold from time to time by the Selling Stockholder, or by its pledgees, donees, transferees or other successors in interest in the over-the-counter market, through the writing of options on the Shares, in ordinary brokerage transactions, in negotiated transactions, pursuant to an underwritten offering or pursuant to one or more block trades to or through underwriters or dealers designated from time to time at market prices prevailing at the time of sale or at negotiated prices. To the extent required, certain terms of the sale of the Shares with respect to which this Prospectus is being delivered, including, where applicable, the names of the underwriters, dealers and agents, the public offering price, and any applicable commissions, discounts or other terms constituting compensation to such underwriters, dealers or agents, will be set forth in a Prospectus Supplement. See "Plan of Distribution."

      The Selling Stockholder and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. See "Plan of Distribution."

      The Company's Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "TLC." On November 5, 1998, the closing sale price of the Common Stock on the NYSE was $26.25 per share.


                            ----------------------
              THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
               OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 9.
                            ----------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


               The date of this Prospectus is November ___, 1998

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:

            (i) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998, filed with the Commission on March 13, 1998;

            (ii) The Company's Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended January 3, 1998, filed with the Commission on May 29, 1998;

            (iii) The Company's Amendment No. 2 to Annual Report on Form 10-K for the fiscal year ended January 3, 1998, filed with the Commission on June 19, 1998;

            (iv) The Company's Current Report on Form 8-K, dated March 12, 1998, and filed with the Commission on March 17, 1998;

            (v) The Company's Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 21, 1998, filed with the Commission on April 2, 1998;

            (vi) The Company's Current Report on Form 8-K, dated March 27, 1998, and filed with the Commission on April 13, 1998;

            (vii) The Company's Amendment No. 1 to Current Report on Form 8-K/A, dated March 27, 1998, and filed with the Commission on April 29, 1998;

            (viii) The Company's Amendment No. 2 to Current Report on Form 8-K/A, dated March 27, 1998, and filed with the Commission on May 8, 1998;

            (ix) The Company's Amendment No. 3 to Current Report on Form 8-K/A, dated March 27, 1998, and filed with the Commission on May 20, 1998;

            (x) The Company's Amendment No. 4 to Current Report on Form 8-K/A, dated March 27, 1998, and filed with the Commission on May 29, 1998;

            (xi) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 1998, filed with the Commission on May 13, 1998;

            (xii) The Company's Current Report on Form 8-K, dated June 21, 1998, filed with the Commission on June 24, 1998;

            (xiii) The Company's Joint Proxy Statement/Prospectus, dated July 31, 1998, and filed with the Commission on July 31, 1998;

            (xiv) The Company's Current Report on Form 8-K, dated July 24, 1998, and filed with the Commission on August 4, 1998;

            (xv) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 1998, filed with the Commission on August 18, 1998;


            (xvi) The Company's Current Report on Form 8-K, dated August 31, 1998, and filed with the Commission on September 10, 1998;

            (xvii) The Company's Amendment No. 1 to Current Report on Form 8-K/A, dated August 31, 1998, and filed with the Commission on November 4, 1998;

            (xviii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 1998, filed with the Commission on November 9, 1998; and

            (xix) The Company's Registration Statement on Form 8-A, filed with the Commission on October 29, 1996.


      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: The Learning Company, Inc., One Athenaeum Street, Cambridge, Massachusetts 02142, Attention: Secretary; Telephone: (617) 494-1200.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

              SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements.
These factors include those set forth in "Risk Factors" herein.

                                   THE COMPANY

      The Learning Company, Inc. (the "Company") develops and publishes a broad range of high quality branded consumer software for personal computers ("PCs") that educate across every age category, from young children to adults. The Company's primary emphasis is in education and reference software, but it also offers a selection of lifestyle, productivity and, to a lesser extent, entertainment products, both in North America and internationally.

      The Company's educational products are principally sold under a number of well known brands, including The Learning Company, MECC and Creative Wonders brands. The Company develops and markets educational products for children ages 18 months to seven years in the popular "Reader Rabbit" family, which includes both single-subject and multi-subject titles such as Reader Rabbit's Reading 1, Reader Rabbit's Math 1, Reader Rabbit's Toddler, Reader Rabbit's PreSchool, Reader Rabbit's Kindergarten and Reader Rabbit's 1st Grade. The Company also publishes educational products for this age group based on the popular Sesame Street and Madeline characters, among others. For children seven years and older, the Company develops and markets engaging educational products such as the long-running "Trail" series, which includes The Oregon Trail 3rd Edition, as well as products based on the popular The Baby-Sitters Club books. During 1997, the Company launched its The American Girls Premiere title, which is marketed towards girls in this age group.

      The Company develops and markets several different lines of software designed to teach children and adults such foreign languages as French, German, Spanish and Japanese. These lines include, among others, the Learn to Speak and Berlitz lines of products.

      The Company's reference products include the "Compton's Home Library" line which includes, among others, Compton's Interactive Encyclopedia and Compton's 3D World Atlas Deluxe. In addition, the Company offers a line of medical reference products that includes BodyWorks, Home Medical Advisor and Mosby's Medical Encyclopedia. The Company's productivity line is marketed under the SoftKey and the Creative Office brands. The Company also publishes a lower-priced "Value" line of products in box version under the Key and Classics brands and a jewel-case only version under the SoftKey brand.

      During 1997, the Company began offering an Internet filtering product with the introduction of the popular Cyber Patrol, which allows parents and teachers to choose what content on the Internet is appropriate for children. Adults can choose to block material organized into many different categories such as violence, nudity, explicit sexual material and hate speech. In addition to marketing the product to homes and schools, the Company is also marketing to corporations a version of Cyber Patrol that can block sites with content such as sports, leisure and shopping to improve productivity in the office. As a result of the Company's recent acquisition of Mindscape in 1998, the Company also sells the popular Mavis Beacon Teaches Typing, Chessmaster 5500, Print Master Platinum and The Complete National Geographic.

      The Company distributes its products through retail channels, including direct sales to computer electronics stores, office superstores, mass merchandisers, discount warehouse stores and software specialty stores which control over 23,000 North American storefronts. The Company also sells its products directly to consumers through the mail, telemarketing and the Internet, and directly to schools. The Company's international sales are conducted from subsidiaries in Germany, France, Holland, Ireland, the United Kingdom, Australia and Japan. The Company also derives revenue from licensing its products to original equipment manufacturers ("OEMs") which bundle the Company's products for sale with computer systems or components and through on-line offerings.

      The Company has a history of acquiring companies in order to broaden its product lines and sales channels. As of July 4, 1998, the Company completed the acquisition of Sofsource, a publisher of educational and test software for high school and college students. In May 1998, the Company completed the acquisition of PF.Magic, Inc. ("PF Magic"), a publisher of virtual life software for children. In March 1998, the Company and certain of its affiliates completed the acquisition of Mindscape, Inc. and certain related companies (collectively, "Mindscape"), a publisher of educational, productivity and entertainment software. During 1997, the Company completed a number of small complementary acquisitions in the educational software segment. During the third quarter of 1997, the Company acquired Learning Services, Inc. ("Learning Services") (a national school software catalog for teachers), Skills Bank Corporation ("Skills Bank") (a developer of older age and remedial educational software for schools) and Microsystems Software, Inc. ("Microsystems") (an Internet filtering publisher and creator of Cyber Patrol). During the fourth quarter of 1997, the Company and certain of its affiliates acquired control of Creative Wonders, L.L.C. ("Creative Wonders") (a developer of branded children's educational software) and acquired TEC Direct (the publisher of an educational consumer software catalog).

      In May 1996, the Company consummated the acquisition of MECC, an educational software publisher. That acquisition, together with the acquisitions in December 1995 of The Learning Company ("The Former Learning Company") and Compton's NewMedia, Inc. ("Compton's"), marked the completion of the Company's strategic initiative to expand its educational software franchise.


ACQUISITION OF BRODERBUND

      On August 31, 1998, the Company acquired all of the issued and outstanding shares of the common stock of Broderbund Software, Inc. ("Broderbund"). Under the terms of the Agreement and Plan of Merger, dated as of June 21, 1998, among the Company, TLC Merger Corp. and Broderbund (the "Agreement"), the Company issued 0.80 shares of Common Stock in exchange for each outstanding share of Broderbund common stock. Based on the number of shares of Broderbund common stock issued and outstanding on July 22, 1998 (excluding stock options, warrants or other rights to acquire Broderbund common stock), the Company issued 16,848,753 shares of Common stock in the transaction.


      Broderbund develops, publishes and markets a broad line of interactive personal productivity, entertainment and educational software for use in the home, school and small business markets. Broderbund's product strategy is to identify and develop families of products that will achieve sustained consumer appeal and brand name recognition primarily across three major consumer software categories: personal productivity, entertainment and education. Broderbund's products include The Print Shop family of personal productivity products, the Carmen Sandiego family of educational products, the Family Tree Maker line of genealogy products, the entertainment products Myst and Riven.

      The Company was incorporated in California in October 1978 and reincorporated in Delaware in October 1986. In February 1994, the Company, which was then known as WordStar International Incorporated, completed a three-way business combination with SoftKey Software Products Inc. and Spinnaker Software Corporation in which the Company changed its name to SoftKey International Inc. In October 1996, the Company changed its name from SoftKey International Inc. to The Learning Company, Inc. to reflect its expanded emphasis on educational software. The Company's executive offices are located at One Athenaeum Street, Cambridge, Massachusetts 02142. Its telephone number is (617) 494-1200, and its internet web site is located at http:/www.learningco.com. "The Learning Company, Inc." and all of the Company's logos and product names are trademarks of the Company.

                                  RISK FACTORS

      The Shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing the Shares offered hereby.

INTENSE COMPETITIVE ENVIRONMENT

      The consumer software industry is intensely and increasingly competitive and is characterized by rapid changes in technology and customer requirements. The Company competes for retail shelf space and general consumer awareness with a number of companies that market consumer software. The Company encounters competition from both established companies, including the largest companies in the industry, and new companies that may develop comparable or superior products. A number of the Company's competitors and potential competitors possess significantly greater capital, marketing resources and brand recognition than the Company. Rapid changes in technology, product obsolescence and advances in computer software and hardware require the Company to develop or acquire new products and to enhance its existing products on a timely basis. The Company's marketplace has recently experienced a higher emphasis on online and Internet related services and content tailored for this new delivery vehicle. To the extent that demand increases for online products and content, the demand for the Company's existing products may change. There can be no assurance that the Company will be able to successfully maintain market share and otherwise compete successfully in the future.

      Competitive pressures in the software industry have resulted, and the Company believes may continue to result, in pressure to reduce the prices of its products or risk loss of market share. In response to such competitive pressures during early 1997 the Company reduced the retail selling price of certain of its educational products. There can be no assurance that the Company's product selling prices will not continue to decline in the future or that the Company will not respond to such declines with additional price reductions. Such price reductions may reduce the Company's revenues and operating margins in the future. During 1997, the Company and many of its competitors began using rebate coupons in order to induce consumers to purchase their products. In addition, the Company uses various forms of prints and television advertising to enhance brand and product awareness. The use of these methods of channel marketing and advertising is becoming more prevalent among the larger consumer software publishers. To the extent that the Company fails to match competitor's future channel marketing and advertising programs, it could risk loss of market share and corresponding revenues and operating profits.

      Large companies with substantial bases of intellectual property content in the motion picture and media industries, sophisticated product marketing and technical abilities and/or financial resources that may not need to realize an immediate profit or return on investment have increasingly entered or announced their intention to enter the consumer software market. These competitors include Microsoft Corporation, The Walt Disney Company, Mattel, Inc., Hasbro, Inc., IBM and Cendant Corporation (formerly CUC International Inc.). For example, technology companies have begun to acquire greater access to content, and content-oriented companies have begun to acquire greater technological capabilities. To the extent that competitors achieve a performance, price or distribution advantage, the Company could be adversely affected. Furthermore, increased consolidation of the consumer software market may impact future growth potential and performance.


INTENSE COMPETITION FOR DISTRIBUTION CHANNELS

      In the retail distribution channel resellers typically have available a limited amount of shelf space and promotional resources. There is intense competition for high quality and adequate levels of shelf space and promotional support from retailers. To the extent that the number of consumer computer platforms and products increases, this competition for shelf space may also increase. The

Company also competes for shelf space against non-educational and reference category publishers such as games. To the extent that these vendors acquire greater shelf space, the Company's position may be reduced. Mass merchants such as Wal-Mart and Kmart, are increasingly becoming a larger portion of the Company's sales. As these retailers achieve greater market share from the traditional software retailers, the Company may experience higher marketing costs and increased competition for shelf space, which could impact future sales and operating margins. Additionally, as technology changes, the type and number of distribution channels will further change and new types of competitors, such as cable or telephone companies, are likely to emerge. There can be no assurance that the Company will compete effectively in these channels in the future.

      The retail channels of distribution available for products are subject to rapid changes as retailers and distributors enter and exit the consumer software market or alter their product inventory preferences. Other types of retail outlets and methods of product distribution may become important in the future. These new methods may include delivery of software using online services or the Internet, which will necessitate certain changes in the Company's business and operations, including addressing operational challenges such as improving download time for pictures, images and programs, ensuring proper regulation of content quality and developing sophisticated security for transmitting payments. Should on-line distribution channels increase, the Company will be required to modify its existing technology platforms in order for its products to be compatible and remain competitive. It is critical to the success of the Company that, as these changes occur, it maintain access to those channels of distribution offering software in its market segments.

ACQUISITIONS, BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

      The Company has historically expanded its business through, among other strategies, acquisitions, business combinations and strategic alliances. Moreover, the consumer software industry as a whole has recently experienced consolidation. The Company believes that its customers will in the future demand that the Company offer increasing numbers of titles throughout the range of product categories. The Company believes that in many cases the most efficient means to acquire such titles or the ability to develop or license such titles is to enter into acquisitions, business combinations or strategic alliances with consumer software companies and others.

      The Company continuously evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition (whether negotiated or non-negotiated) and continuously engages in discussions with certain businesses in pursuit of possible transactions. Certain of these businesses may be substantial in size as compared to the Company. There can be no assurance that the Company will enter into any such transaction or, if the Company does identify and consummate such a transaction, that the transaction will enable the Company to achieve its goals.

      Acquisitions or business combination transactions that would result in further expansion of the Company's business in the entertainment and educational product areas may result in a higher degree of product acceptance risk and longer development cycles for the Company's products. In addition, companies that develop entertainment software (for PC, Sega, Nintendo and 3DO platforms) typically experience lower gross margins than the Company has experienced from its current operations. Further, should purchase accounting be used by the Company for future acquisitions or business combination transactions, such accounting treatment may result in large, one-time expense charges for in-process research and development costs and short amortization periods for acquired technology and other intangible assets acquired in the transaction.

      Competition for suitable acquisitions, business combinations and strategic alliances and the cost of these transactions have recently been increasing. The future availability of desirable prospects for these transactions in the computer software industry is uncertain. In addition, assuming that the

Company is able to identify appropriate transaction prospects, the execution and implementation of acquisitions, business combinations and strategic alliances involves a significant time commitment from senior management and can result in large restructuring costs. There can be no assurance that suitable opportunities will be identified, that transactions can be consummated or that assets, businesses or relationships acquired in such transactions can be integrated successfully into the Company's operations.


RISKS RELATING TO THE INTEGRATION OF BRODERBUND WITH THE COMPANY

      On August 31, 1998, the Company completed its acquisition of Broderbund. The Company and Broderbund each have similar operations involving the development and sale of consumer software. Integrating the operations (including among other things, product development, sales and marketing activities, information and software systems, customer and direct response services, products manufacturing and fulfillment, employee hiring and training, and expansion strategy) and management of the two companies will be a time-consuming process, and there can be no assurance that this integration will result in the achievement of any of the anticipated synergies and other benefits that may be realized from the merger with Broderbund. Moreover, the integration of these organizations will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of the Company. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business and operating results of the Company.





LEVERAGE


      As of October 3, the Company had outstanding long-term debt of approximately $190,900,000 comprised of 5 1/2% Senior Convertible Notes due 2000 (the "Notes"). The Notes are convertible into Common Stock at a price of $53 per share. If the holders of the Notes do not convert the Notes held by them into Common Stock, there can be no assurance that the Company's operating cash flow will be sufficient to meet its debt service requirements, or that the Company will be able to repay the Notes at maturity or in accordance with their respective terms or to refinance the Notes on favorable terms or at all.


MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES; KEY EMPLOYEES

      The Company is currently experiencing a period of rapid growth that is placing and will likely continue to place a strain on the Company's financial, management and other resources in the future. The Company's ability to continue to manage its growth effectively will require it, among other things, to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected. For example, over the past two years, the Company has acquired The Former Learning Company, Compton's, Compton's Learning Company, MECC, Learning Services, Skills Bank, Microsystems, TEC Direct, Mindscape, PF. Magic and Sofsource, among other companies. Should certain key employees not be retained, future operating results may be adversely affected.

      Additionally, as a result of such acquisitions, the Company faces challenges relating to integration of operations such as coordinating geographically separate organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining organizations may cause an interruption of, or a loss of momentum in, the activities of the Company's business, which could have an adverse effect on the revenues and operating results of the Company, at least in the near term.

      The ability of software companies with significant internal development and marketing capabilities to continue to manage growth, develop competitive new products and respond to rapid technological change depends on an ability to attract, motivate, manage and retain talented developers, product marketers and other employees with valuable technological and marketing expertise. The Company's educational software products require a substantially larger internal development and marketing staff than its operations had previously required. If the Company is unable to attract, motivate, manage and retain such employees, the Company's results of operations will likely be adversely affected.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

      The Company operates in a highly competitive and technology driven environment. The consumer software industry is undergoing substantial change and is subject to a high level of uncertainty. Software companies must continue to develop or acquire new products or upgrade existing products on a timely basis to sustain revenues and profitable operations. Factors contributing to the short life span of PC software have included rapid technological change and an expanded demand for content-rich products. Software companies must continue to create or acquire innovative new products reflecting technological changes in hardware and software and translate current products into newly accepted hardware and software formats, in order to gain and maintain a viable market for their products. PC hardware, in particular, is steadily advancing in power and function, expanding the market for increasingly complex and flexible software products. This has also resulted in longer periods necessary for research and development of new products and a greater degree of unpredictability in the time necessary to develop products. Furthermore, the rapid changes in the market and the increasing number of new products available to consumers have increased the degree of consumer acceptance risk with respect to any specific title that the Company may publish. It is expected that this trend will continue and may become more pronounced in the future.

      The Company's rights to license many of its software products are non-exclusive and, generally, of limited duration, and there is no assurance the Company will be able to continue to obtain new products from developers or to maintain or expand its market share in the event that a competitor offers the same or similar software products. If the Company is unable to develop or acquire new products in a timely manner as revenues decrease from products reaching the end of their natural life cycle, the Company's results of operations will be adversely affected.

      Certain of the Company's products, such as The American Girls Premiere, The Princeton Review, National Geographic and the Sesame Street line of products, among others, include branded content licensed from third parties. This content is licensed pursuant to agreements with terms of finite duration and which may contain restrictions on the Company's ability to develop future products without the consent of the applicable licensor. If the Company is not able to develop future products under these agreements or enter into alternative arrangements with the same or additional licensors, the Company's operating results could be adversely affected.

COMPETITION FOR SHELF SPACE AND PROMOTIONAL SUPPORT

      Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and there is intense competition among high-quality educational software products for adequate levels of shelf space and promotional support from retailers. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may intensify. Due to increased competition for limited shelf space, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies, as well as cooperative market development funds. Retailers often require software publishers to pay fees in exchange for preferred shelf space. The amounts paid to retailers by software publishers for preferred shelf space are customarily determined by arms-length negotiations on a case by case basis, and there is no general formula or industry standard for determining such fees. There can be no assurance that such retailers will continue to purchase the Company's products, provide the Company's products with adequate levels and quality of shelf space or continue to participate with the Company in cooperative advertising, promotional or market development arrangements. In addition, the Company has implemented new promotional programs, including coupon rebates and other various programs through print and television media. These programs may increase the Company's cost of marketing and reduce future operating margins.

SIGNIFICANT PRICE REDUCTIONS IN PERSONAL COMPUTER SOFTWARE

      Recently, several major publishers of PC software, including the Company, have significantly reduced the prices of their products with the goal of gaining greater market share. The retail and wholesale prices of many of the Company's products have declined and the Company has introduced new lines of lower-priced software products. There can be no assurance that such price reductions or new product lines will result in an increase in unit sales volume or that prices will not continue to decline in the future. Such a decline would lead to a decrease in the revenues from, and gross margin on, sales of such products in the future and could result in lower cash flow or operating margins.

RISK OF INTERNATIONAL OPERATIONS

      The Company derived approximately 19% of its revenues in the year ended January 3, 1998 from sales occurring outside North America. These revenues are subject to the risks normally associated with international operations, including currency conversion risks, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad, complications in complying with foreign laws and the necessity of obtaining requisite export licenses, which on occasion may be delayed or difficult to obtain. In addition, while United States copyright law, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. Software piracy has been, and can be expected to be, a persistent problem for participants in the "shrink-wrap" software industry, including the Company. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

PROTECTION OF PROPRIETARY RIGHTS; RISK OF INFRINGEMENT CLAIMS

      The Company relies on a combination of trade secret, copyright, trademark and other proprietary rights laws and license agreements to protect its rights to its software products and related documentation. The Company does not have any patents. United States copyright law, international conventions and international treaties, however, may not provide meaningful protection against unauthorized duplication of the Company's software. The Company generally licenses its externally developed products rather than transferring title and has relied on contractual arrangements with recipients and users of its products to establish certain proprietary rights and to maintain confidentiality of those products protected by trade secret law. Consistent with standard industry practice, the Company's products generally are licensed pursuant to "shrink-wrap" licenses that are not signed by the licensee. The enforceability of such licenses has not been conclusively determined. The Company's products do not contain any mechanisms to prevent or inhibit unauthorized copying.

      The Company has registered numerous trademarks in the United States and Canada, and a smaller number in other countries, for titles or components of its products and has trademark registrations pending in the United States and other countries for various new products.

      Policing unauthorized use of a broadly disseminated product such as PC software is very difficult. Software piracy can be expected to be a persistent problem for the "shrink-wrap" software industry. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

      The Company periodically receives communications alleging or suggesting that its products may incorporate material covered by the copyrights, trademarks or other proprietary rights of third parties. With the increased use of music and animation in CD-ROM products and the increased number of software products on the market generally, the Company is likely to experience an increase in the number of infringement claims asserted against it in the future. With respect to licensed products, the Company is generally indemnified against liability on these matters. The Company's policy is to investigate the factual basis of such communications and to resolve such matters promptly by enforcing its rights, negotiating licenses (if necessary) or taking other appropriate actions.

      In certain circumstances, litigation may be necessary to enforce the Company's proprietary rights, to protect copyrights, trademarks and trade secrets and other intellectual property rights owned by the Company or its licensors, to defend the Company against claimed infringements of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Any such litigation, whether with or without merit, could be costly and a diversion of management's attention, which could have an adverse effect on the Company's business, operating results or financial condition. Adverse determinations in litigation relating to any of the Company's products could result in the loss of the Company's proprietary rights, subject the Company to liabilities, require the Company to seek licenses from third parties or prevent the Company from selling that product.

DEPENDENCE ON MAJOR SUPPLIER

      In 1997, the production, assembly and distribution of the Company's North American line of products was performed by two units of Bertelsmann AG (collectively, "BMG") (with the exception of school channel products and certain OEM products). The Company believes that BMG's existing production capacity is sufficient to handle anticipated increases in volume and titles into the foreseeable future. Although the Company believes that suitable alternative suppliers exist, there can be no assurance that any termination or modification of the agreement with BMG would not result in a short-term business interruption for the Company.

YEAR 2000 COMPLIANCE

      Many existing computer systems use only the last two digits to identify a year. Consequently, as the year 2000 approaches, many systems do not yet recognize the difference in a year that begins with "20" instead of "19." Unless corrected, this, as well as other date-related processing issues, may result in systems failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Year 2000 issue also may affect the Company's products.


      The Company has appointed a Year 2000 project team to develop and implement a comprehensive four-phase Year 2000 readiness plan for its worldwide operations relating to the following three areas: (1) the Company's internal systems (including information technology such as financial and order entry systems and non-information technology systems such as facilities); (2) third party customers, vendors and others with whom the Company does business and (3) the Company's products. The project team includes members of senior management and prepares progress reports to the board of directors on a regular basis.


      Phase One (inventory) consists of identifying all the Company's systems, relationships and products that may be impacted by Year 2000. Phase Two (assessment) involves determining the Company's current state of Year 2000 readiness for those areas identified in the inventory phase and prioritizing the areas that need to be fixed. Phase Three (remediation) will consist of developing a plan for those areas identified as needing correction in the assessment phase. Phase Four (implementation) will consist of executing the action plan and completing the steps identified to attain Year 2000 readiness. The Company is currently in the inventory phase of the plan for both its internal systems and its third party relationships, although, for certain known critical internal systems, the Company has completed the assessment and remediation phases. For the Company's products, it is either in the inventory or assessment phase of the plan. The Company has not yet determined a date by which it expects to complete implementation for all of the targeted areas, but it intends to complete such implementation well in advance of January 1, 2000.



      The Company for some time has been taking, and will continue to take, actions intended to resolve Year 2000 issues through planned replacement or upgrades of its internal computer equipment and software systems. For this purpose, the term "computer equipment and software" includes systems that are commonly considered IT systems, including accounting, data processing and telephone/PBX systems, as well as systems that are not commonly considered IT systems such as security systems, fax machines or other miscellaneous systems. Both IT and non-IT systems may contain embedded technology, which complicates the Company's Year 2000 inventory, assessment, remediation and implementation efforts.

        The Company currently believes that the cost of its Year 2000 inventory, assessment, remediation and implementation efforts with respect to internal systems, as well as the costs to be incurred with respect to Year 2000 issues of third parties, should not exceed $1,000,000, which expenditures will be funded from operating cash flows. Because the Company is still in the inventory phase of its readiness plan with respect to many of its internal systems and with respect to third parties, it is difficult to estimate with certainty the ultimate amount of such costs. As discussed below, the Company believes that a substantial portion of its remediation and implementation efforts with respect to internal systems will be conducted in connection with the integration of the businesses acquired by the Company in 1998 with the Company's operations. As of August 31, 1998 the Company estimates that it has incurred costs of approximately $350,000 related to its Year 2000 inventory, assessment, remediation and implementation efforts with respect to internal systems. All of the $350,000 relates to analysis, repair or replacement of existing software, upgrades of existing software, evaluation of information received from significant vendors, service providers or customers, or consulting advisory agents. Other non-Year 2000 IT efforts have not been materially delayed or impacted by Year 2000 initiatives.

      While the Company is dedicating substantial resources toward attaining Year 2000 readiness, there is no assurance that the Company will be successful in its efforts to address all Year 2000 systems issues. If all Year 2000 issues are not properly identified, or assessment, remediation or implementation are not effected timely with respect to Year 2000 issues that are identified, there can be no assurance that the Year 2000 issue will not materially adversely impact the Company's results of operations or adversely affect the Company's relationships with customers, vendors or others. For example, failure to achieve Year 2000 readiness for the Company's internal systems could delay its ability to manufacture and ship products, disrupt customer service and technical support facilities, or interrupt customer access to online products and services. The Company also relies heavily on third parties such as manufacturing suppliers, service providers and a large retail distribution channel. If these or other third parties experience Year 2000 failures or malfunctions, there could be a material adverse impact on the Company's ability to conduct ongoing operations. For example, the ability to manufacture and ship products into the retail channel, to receive retail sales information necessary to maintain proper inventory levels, or to complete online transactions dependent upon third party service providers could be affected.

      If the Company's products are not Year 2000 ready, the Company could suffer increased costs, lost sales or other negative consequences resulting from customer dissatisfaction, including litigation. The Company is aware of the potential for claims against it and other companies for damages arising from products that are or were not Year 2000 ready. In addition, because of the large number of products sold by the Company currently and in the past, the Company could face lawsuits relating to the Year 2000 readiness of products that it no longer sells and that it no longer supports.

HISTORY OF OPERATING LOSSES

      A variety of factors may cause period-to-period fluctuations in the Company's operating results, including integration of operations resulting from acquisitions of companies, products or technologies, revenues and expenses related to the introduction of new products or new versions of existing products, changes in selling prices, customer delays in purchases in anticipation of upgrades to existing products, currency fluctuations, dealer and distributor order patterns, general economic trends or a slowdown of PC sales and seasonality of customer buying patterns. Historical operating results of the Company and its predecessors cannot be relied upon as indicative of the future performance of the Company. On an historical basis, the Company incurred net losses of $35,167,000 for the year ended January 6, 1996 (after amortization, merger and other costs of $103,267,000), $376,460,000 for the year ended January 4, 1997 (after amortization, merger and other costs of $503,520,000) and $494,910,000 for the year ended January 3, 1998 (after amortization, merger and other costs of $543,926,000) and $199,997,000 for the nine months ended October 3, 1998 (after amortization, merger and other costs of $282,852,000). There can be no assurance that the Company will be profitable in the future.


CAPITAL RESOURCES

      The expansion of the Company's current business involves significant financial risk and capital investment. There is no assurance that financing will be available in the future to meet the needs of the Company for additional investment.

DEPENDENCE ON CONTINUED PERSONAL COMPUTER SALES

      The success of the Company is dependent upon the continuing use of PCs, and especially multimedia PCs, in the consumer and school market. A general decrease in unit sales of PCs or shift to an alternative means of delivery could adversely affect the Company's future results of operations.

VOLATILITY OF STOCK PRICE

      The Common Stock is quoted on the NYSE. The market price of the Common Stock, like that for the shares of many other high technology companies, has been and may continue to be volatile. Recently, the stock market in general and the shares of personal computer software companies in particular have experienced significant price fluctuations. These broad market fluctuations, as well as general economic and political conditions and factors such as quarterly fluctuations in results of operations, the announcement of technological innovations, the introduction of new products by the Company or its competitors and general conditions in the computer hardware and software industries may have a significant impact on the market price of the Common Stock.


      The Company has recently issued an aggregate of 20,377,655 shares of Common Stock in connection with its acquisition of Broderbund, Mindscape, PF. Magic and Sofsource. The sale in the public market of all or part of these shares, or any shares that might be issued in connection with future acquisitions, could have a material adverse effect upon the market price of the Common Stock.

                                USE OF PROCEEDS

      The Company will generally not receive any of the proceeds from the sale of the Shares covered by this Prospectus, except that net proceeds received by the Selling Stockholder in excess of the Adjusted Purchase Price (as defined below), if any, shall be paid to the Company. The Adjusted Purchase Price means $45 million less the Working Capital Deficiency (as defined herein under "The Acquisition"), if any, plus an amount equal to 7% thereon per annum from August 3, 1998 to the date on which all of the Shares are sold pursuant to a registered offering or repurchased by the Company. The Company will bear all expenses incurred in effecting the registration of the Shares held by the Selling Stockholder covered by this Prospectus, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company and fees and expenses of accountants for the Company, but excluding any brokerage fees, selling commissions or underwriting discounts incurred by the Selling Stockholder in connection with the sale of the Shares and fees and expenses of any counsel for the Selling Stockholder.


                               THE ACQUISITION

      Pursuant to a Stock Purchase Agreement, dated June 2, 1998, as amended on July 4, 1998 (the "Stock Purchase Agreement"), by and among the Company, Sofsource, North Coast and Handleman Company, the Company acquired all of the outstanding stock of Sofsource. As a result of the acquisition, North Coast became a stockholder of the Company. As payment for the purchase price, the Company issued 1,641,138 shares of its Common Stock to the Selling Stockholder on July 4, 1998 (the "Closing Date").


      Pursuant to the terms of the Stock Purchase Agreement, Sofsource is required to have at least $7 million of net working capital as of the Closing Date. If the Company determines that there is a deficiency in such net working capital (the "Working Capital Deficiency"), the Company is entitled to collect such deficiency from an escrow account established by the parties into which 164,114 Shares issued to North Coast were placed on the Closing Date. Subject to agreement of the parties, these Shares may be released after September 2, 1998. As of the date hereof, these Shares have not been released.



                             THE SELLING STOCKHOLDER

      The following table sets forth, to the knowledge of the Company, certain information, as of August 13, 1998, with respect to the Selling Stockholder for whom the Company is registering the Shares for resale to the public. The Company will generally not receive any of the proceeds from the sale of the Shares, except that net proceeds received by the Selling Stockholder in excess of the Adjusted Purchase Price (as defined above under "Use of Proceeds"), if any, shall be paid to the Company. See "Use of Proceeds." The shares of Common Stock covered by this Prospectus were issued to the Selling Stockholder in connection with the acquisition of Sofsource. See "The Acquisition."

      To the Company's knowledge, the Selling Stockholder does not hold any position or office with, has not been employed by, and has not otherwise had a material relationship with the Company or any of its subsidiaries within the past three years.

                                                                                   Number of
                                           Number of                               Shares of         Percentage of
                                           Shares of                                Common             Shares of
                                         Common Stock          Number of             Stock            Common Stock
                                         Beneficially          Shares of         Beneficially         Beneficially
                                        Owned Prior to        Common Stock        Owned after         Owned after
Name of Selling Stockholder             Offering(1)(3)       Offered Hereby     Offering(1)(2)      Offering (1)(2)
---------------------------             --------------       --------------     --------------      ---------------
North Coast Entertainment, Inc.            1,641,138           1,641,138               0                   0

----------------------

(1) The number of Shares beneficially owned is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Shares as to which the individual has sole or shared voting power or investment power and also any Shares which the individual has the right to acquire within 60 days after August 13, 1998 through the exercise of any stock option or other right. The inclusion herein of such Shares, however, does not constitute an admission that the Selling Stockholder is direct or indirect beneficial owners of such Shares. The Selling Stockholder has sole voting power and investment power with respect to all Shares listed as owned by it.

(2) It is unknown if, when or in what amounts the Selling Stockholder may offer Shares for sale and there can be no assurance that the Selling Stockholder will sell any or all of the Shares offered hereby. Because the Selling Stockholder may offer all or some of the Shares pursuant to this Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Stockholders after completion of the Offering, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholders after completion of the Offering. However, for purposes of this table, the Company has assumed that, after completion of the Offering, no Shares will be held by the Selling Stockholders.

(3) Includes 164,114 shares of Common Stock placed in escrow pursuant to the terms of the Stock Purchase Agreement. See "The Acquisition."

                              PLAN OF DISTRIBUTION

      The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholder or by its pledgees, donees, transferees or other successors in interest in the over-the-counter market, through the writing of options on the Shares, in ordinary brokerage transactions, in negotiated transactions, pursuant to an underwritten offering or pursuant to one or more block trades to or through underwriters or dealers designated from time to time. For purposes of this "Plan of Distribution" section only, the term "Selling Stockholder" shall be deemed to include such pledgees, donees, transferees or other successors in interest. The Selling Stockholder has agreed that, prior to December 31, 1998, except as specifically agreed to by the Selling Stockholder and the Company, it shall not sell or otherwise transfer any Shares, effect any short sale of the Company's Common Stock or otherwise hedge its position in the Shares through any put or call options or similar arrangements. The Selling Stockholder has agreed, however, that, prior to December 31, 1998, the Selling Stockholder shall, at the election of the Company, include all or such portion of the Shares for sale pursuant to a block trade or an underwritten public offering under the Securities Act through a broker-dealer or underwriter selected by the Company. After December 31, 1998, the Selling Stockholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholder may sell the Shares being offered hereby on the New York Stock Exchange, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Subject to the restrictions described above, the Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;
(c) an over-the-counter distribution in accordance with the rules of the New York Stock Exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) an underwritten public offering; and
(f) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. After December 31, 1998, in connection with distributions of the Shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with a Selling Stockholder, and the Selling Stockholder may also sell the Company's Common Stock short and redeliver the Shares to close out such short positions. After December 31, 1998, the Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholder may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

      In effecting sales, brokers, dealers or agents engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholder in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

      In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholder and its affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholder and has informed it of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

      At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

      The sale of Shares by the Selling Stockholder is subject to compliance by the Selling Stockholder with certain contractual restrictions with the Company. There can be no assurance that the Selling Stockholder will sell all or any of the Shares.

      The Company has agreed with the Selling Stockholder to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) such time as all of the Shares have been disposed of pursuant to and in accordance with such Registration Statement; or (ii) July 4, 1999, subject to extension in certain circumstances. The Company intends to de-register any of the Shares not sold by the Selling Stockholder at the end of such period.


                                  LEGAL MATTERS


      The validity of the Shares offered hereby will be passed upon for the Company by Neal S. Winneg, General Counsel of the Company. Mr. Winneg owns options to purchase an aggregate of 173,500 shares of Common Stock, which are to become exercisable in periodic installments through August 2001.



                                     EXPERTS


     The supplemental consolidated balance sheets of the Company as of January 3, 1998 and January 4, 1997 and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ending January 3, 1998, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report dated October 10, 1998, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.



     The consolidated balance sheets of the Company as of January 3, 1998 and January 4, 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three fiscal years in the period ending January 3, 1998, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report dated February 9, 1998 (except as to Note 12 which is as of March 6, 1998), of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


      The combined balance sheet of Mindscape as of December 31, 1997, and the related combined statements of operations, shareholder's equity and cash flows for the year then ended, incorporated by reference in this Prospectus, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Broderbund at August 31, 1997 and 1996, and for each of the three years in the period ended August 31, 1997, incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing in Broderbund's Annual Report (Form 10-K) for the year ended August 31, 1997, and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================


      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE HEREOF.

                                ---------------

                                TABLE OF CONTENTS


                                                                             PAGE
                                                                             ----
Available Information ...................................................      3
Incorporation of Certain Documents
  By Reference ..........................................................      3
Special Note Regarding Forward-Looking
  Information ...........................................................      5
The Company .............................................................      6
Risk Factors ............................................................      9
Use of Proceeds .........................................................     16
The Acquisition .........................................................     16
The Selling Stockholder .................................................     16
Plan of Distribution ....................................................     18
Legal Matters ...........................................................     19
Experts .................................................................     19


================================================================================


                           THE LEARNING COMPANY, INC.

                                1,641,138 SHARES
                                  COMMON STOCK







                                 --------------

                                   PROSPECTUS
                                 --------------










                                November __, 1998




================================================================================

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company (except expenses incurred by the Selling Stockholders for brokerage, fees, selling commissions or underwriting discounts and fees and expenses of any counsel for the Selling Stockholder or accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in taking possession of or disposing of the Shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

            Filing Fee - Securities and Exchange Commission       $10,924
            Legal fees and expenses of the Company ........       $25,000
            Accounting fees and expenses ..................       $10,000
            Printing expenses .............................       $ 2,500
            Miscellaneous expenses ........................       $ 6,576

                  Total Expenses ..........................       $55,000
                                                                  =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 8 of the Company's Restated Certificate of Incorporation, as amended, provides for elimination of directors' personal liability and indemnification as follows:

      "8.   LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

      8.1 ELIMINATION OF CERTAIN LIABILITIES OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Section by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

      8.2   INDEMNIFICATION AND INSURANCE.

            8.2.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to its fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974, excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

            8.2.2 NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaw, agreement, vote of stockholders, or disinterested directors or otherwise.

            8.2.3 INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law."

      The Company has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Company against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.


ITEM 16.    EXHIBITS


EXHIBIT
 NUMBER              DESCRIPTION
 ------              -----------

   5*       Opinion of Neal S. Winneg, Esq.


   23.1     Consent of PricewaterhouseCoopers LLP

   23.2     Consent of PricewaterhouseCoopers LLP

   23.3     Consent of Ernst & Young LLP


   23.4*    Consent of Neal S. Winneg, Esq., included in Exhibit 5



   24.5*    Power of Attorney


------------------------------

* Previously filed



ITEM 17.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

      (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 6th day of November, 1998.


                                   THE LEARNING COMPANY, INC.



                                   By: /s/ Neal S. Winneg
                                       ------------------------------------
                                       Neal S. Winneg
                                       Senior Vice President and
                                       General Counsel



      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.


              Signature                                 Title                                        Date
              ---------                                 -----                                        ----

   /s/ Michael J. Perik*                 Chairman of the Board and Chief Executive              November 6, 1998
-----------------------------------      Officer (Principal Executive Officer)
   Michael J. Perik

   /s/ R. Scott Murray*                  Executive Vice President and Chief Financial           November 6, 1998
-----------------------------------      Officer (Principal Financial and Accounting
    R. Scott Murray                      Officer)

   /s/ Kevin O'Leary*                    President and Director                                 November 6, 1998
------------------------------------
   Kevin O'Leary


   /s/ Lamar Alexander*                  Director                                               November 6, 1998
------------------------------------
   Lamar Alexander


  /s/ Michael A. Bell*                   Director                                               November 6, 1998
------------------------------------
  Michael A. Bell



  /s/ Robert Gagnon*                     Director                                    November 6, 1998
------------------------------------
   Robert Gagnon


  /s/ Carolynn N. Reid-Wallace*          Director                                    November 6, 1998
------------------------------------
   Carolynn N. Reid-Wallace


  /s/ Robert A. Rubinoff*                Director                                    November 6, 1998
------------------------------------
   Robert A. Rubinoff


  /s/ Scott M. Sperling*                 Director                                    November 6, 1998
------------------------------------
   Scott M. Sperling


  /s/ Anthony J. DiNovi*                 Director                                    November 6, 1998
------------------------------------
   Anthony J. DiNovi


  /s/ Mark E. Nunnelly*                  Director                                    November 6, 1998
------------------------------------
   Mark E. Nunnelly


  /s/ Paul J. Zepf*                      Director                                    November 6, 1998
------------------------------------
    Paul J. Zepf

* By:   /s/ Neal S. Winneg
     -------------------------------
        Neal S. Winneg
        Attorney-in-Fact



                                  EXHIBIT INDEX

EXHIBIT
 NUMBER               DESCRIPTION
 ------               -----------

   5*       Opinion of Neal S. Winneg, Esq.


   23.1     Consent of PricewaterhouseCoopers LLP

   23.2     Consent of PricewaterhouseCoopers LLP

   23.3     Consent of Ernst & Young LLP


   23.4*    Consent of Neal S. Winneg, Esq., included in Exhibit 5



   24.5*    Power of Attorney


---------------------

* Previously filed
